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                        SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT
                     PURSUANT TO SECTIONS 13 OR 15(D) OF THE

                       SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 15, 1999

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
Commission            Registrant, State of Incorporation             I.R. S. Employer
File Number              Address and Telephone Number              Identification Number
-----------              ----------------------------              ---------------------
  1-13895             Conectiv (a Delaware Corporation)                 51-0377417
                      800 King Street
                      P.O. Box 231
                      Wilmington, Delaware 19899
                      Telephone (302) 429-3114

  1-3559              Atlantic City Electric Company                    21-0398280
                      (a New Jersey Corporation)
                      800 King Street
                      P.O. Box 231
                      Wilmington, Delaware 19899
                      Telephone (302) 429-3114
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Item 5. OTHER EVENTS

                  On June 9, 1999, Conectiv's subsidiary, Atlantic City Electric Company ("Company"), entered into a Stipulation of Settlement ("Stipulation") with some of the parties to the Company's stranded costs, unbundled rates, and restructuring proceedings pending before the New Jersey Board of Public Utilities ("NJBPU") and filed the Stipulation with NJBPU. On July 15, 1999, the NJBPU approved, with modifications, the Company's Stipulation and issued a summary order ("Summary Order") detailing the modifications to the original Stipulation. The NJBPU stated that a more detailed order would be issued at a later date.

                  In its Summary Order, the NJBPU directed the Company to implement a five percent aggregate rate reduction effective August 1, 1999. As part of the initial five percent aggregate rate reduction, the NJBPU set the Company's system average distribution rate at 2.1384 cents per kwh. The Company also must implement at least an additional two percent rate reduction by January 1, 2001, and by August 1, 2002 an additional rate reduction such that rates are reduced a total of ten percent, as compared to rates in effect as of April 30, 1997. The Company estimates that the initial rate reduction will result in about a $50 million reduction in revenues. However, the ultimate impact on the net income of the Company will depend upon the nature and extent of cost reductions that may be realized by the Company.

         The NJBPU Summary Order also established minimum initial shopping credits for customers who choose an alternative electric supplier, from a system average 5.27 cents per kilowatt hour, effective August 1, 1999, to a system average of 5.48 cents per kilowatt hour in 2003. These shopping credits, based on the charges for power supply and transmission, include charges by the Company for Basic Generation Service ("BGS") to be provided retail customers who do not have a competitive electric power supplier. The NJBPU Summary Order also approved the deferral mechanism contained in the Company's Stipulation, in order to enable the Company to meet and sustain the rate reductions ordered by the NJBPU. The deferral mechanism provides for the accumulated deferral of costs and application of certain over-recovery credits, for ultimate recovery of the resultant net deferred balance, during the four years after the initial four-year transition period ("Transition Period") commencing August 1, 1999. The NJBPU approved certain rates of return to be applied to the deferred balances.

         Also under the Stipulation, the Company will divest itself of its nuclear and fossil fuel baseload units and transfer the remaining generating units to a non-utility affiliated company at the net book value. As a condition to the transfer and for the duration of the Transition Period, the NJBPU Summary Order requires that if any transferred asset is sold to an unaffiliated company, the net after-tax gain over the adjusted book value would be shared equally between the Company and customers. The NJBPU Summary Order concurred with the Stipulation that the Company shall be permitted the opportunity to recover 100% of the net stranded costs related to the generation units to be divested. The Summary Order further concurred with the Stipulation that the Company may also


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recover 100% of the stranded costs associated with power purchased from
Non-Utility Generators ("NUG's"). The NJBPU Summary Order also provided for the securitization of amounts used to effect potential buyouts or buydowns of contracts with NUG's as well as limited incentives for the Company in the event of such contract restructuring.

         The NJBPU Summary Order does not provide for recovery of stranded costs associated with the Company's transfer of generating units to a non-utility affiliated company. As previously reported in the Company's 1999 first quarter Form 10-Q, the Company expects during 1999 an extraordinary charge to earnings of approximately $50 million to $75 million as a result of this transfer.

                  Conectiv's related news release, the NJBPU Summary Order and Atlantic City Electric Company's Stipulation of Settlement are annexed as exhibits.

Item 7.  FINANCIAL STATEMENTS PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)   Exhibits

            1.    Conectiv News Release, dated July 15, 1999

            2.    NJBPU Summary Order, dated July 15, 1999

            3. Atlantic City Electric Company Stipulation of Settlement as filed with the NJBPU, dated June 9, 1999


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CONECTIV
                                Atlantic City Electric Company

Date:  July 22, 1999            /s/Philip M. Reese
                                 Treasurer
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                          EXHIBITS TO BE FILED BY EDGAR

(c)   Exhibits

      1.    Conectiv News Release, dated July 15, 1999

      2.    NJBPU Summary Order, dated July 15, 1999

      3. Atlantic City Electric Company Stipulation of Settlement as filed with the NJBPU, dated June 9, 1999